Exhibit 10.62

DREAMWORKS ANIMATION SKG, INC.

1000 FLOWER STREET

GLENDALE, CA 91201

February 21, 2008

Mr. Jeffrey Katzenberg

c/o Mickey Rutman

Breslauer & Rutman

11400 W. Olympic Boulevard, Suite 550

Los Angeles, CA 90064

Dear Jeffrey:

Reference is made to that certain executed Amended and Restated Employment Agreement, dated as of October 25, 2007 (the “Agreement”), between DreamWorks Animation SKG, Inc., a Delaware corporation (“Studio”), and you, whereby Studio agreed to employ you and you agreed to accept such employment upon the terms and conditions set forth therein. Except as provided to the contrary herein, all capitalized terms in this letter shall have the same meaning as set forth in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby waive your right to receive the following:

(i)	the equity-based or cash compensation under Paragraph 4(b)(ii) of the Agreement that would be granted to you, subject to the approval of the Compensation Committee, during the remaining term of the Agreement; and
(ii)	the equity-based compensation under Paragraph 4(b)(iii) of the Agreement that would be granted to you, subject to the approval of the Compensation Committee, during the remaining term of the Agreement.

Except as expressly modified by this letter, this letter does not modify or amend the Agreement in any respect. As modified by this letter, the Agreement is hereby ratified and confirmed in all respects.

Mr. Jeffrey Katzenberg

February 21, 2008

If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us

Very truly yours, DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Lewis W. Coleman
Its:	President and Chief Financial Officer

ACCEPTED AND AGREED AS OF THE

DATE FIRST ABOVE WRITTEN:

/s/ Jeffrey Katzenberg
JEFFREY KATZENBERG